      PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE
                                   ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]      Definitive Proxy Statement

[X]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                        WEST COAST REALTY INVESTORS, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in its Charter)

    ------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         1) Title of each class of securities to which transaction applies:

         2)       Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         4)       Proposed maximum aggregate value of transaction:

         5)       Total fee paid:


[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         1)       Amount Previously Paid:

         2)       Form, Schedule or Registration Statement No.:

         3)       Filing Party:

         4)       Date Filed:

[Text of email transmitted with attached letter on August 16, 2002]


From:             Krista Stocker
Sent:             Friday, August 16, 2002 4:37 PM

To:               All Reps

Subject: West Coast Realty Investors, Inc. 2002 Proxy and Annual Meeting - Krista Stocker for Allen Meredith

Dear Representative:

In preparation for this year's West Coast Realty Investors, Inc. 2002 Annual Meeting, attached is a Cover Letter to you, along with the (1) Annual Proxy with an attached Cover Letter to the Stockholders, and (2) the 10-K Annual Report. Each stockholder will receive these materials shortly, along with a Ballot in their package for their signature and return.

Thank you in advance for helping us collect the Ballots from the stockholders. If you have any questions, you may contact me at either (650) 233-7140 or (310) 337-9700.

Allen Meredith
Chairman & CEO

                        West Coast Realty Investors, Inc
                   3000 Sand Hill Road, Building 3, Suite 140
                          Menlo Park, California 94025
           (650) 233-7140 Fax (650) 233-7160 e-mail: allenm@wcrii.com


August 14, 2002

Dear Representative:

We cordially invite you to attend our annual meeting of stockholders of West Coast Realty Investors, Inc. at 11:00 a.m. local time on September 24, 2002, at The Sand Hill Conference Center, 3000 Sand Hill Road, Menlo Park, California 94025. Enclosed are the Notice of Meeting and Proxy Statement, along with a copy of our 2001 annual report on Form 10-K.

ACTIVITIES IN 2002

We have proceeded with refinancing efforts for several of our assets, and we refinanced and closed four new loans with John Hancock Life Insurance at a rate lower than our previous rates.

We have contracted to purchase a 321,000 square feet retail shopping center in Atlanta, Georgia for a gross purchase price of approximately $20,500,000. Under the agreement, the closing date will be no later than September 17, 2002. While this is a departure from our stated focus on net leased industrial / suburban office properties in California, we believe this property provides an unusually attractive multi-tenant investment opportunity with diversification from today's difficult California market. The Atlanta property is substantially leased and is under a ground lease. We expect to invest over $4,000,000 to complete the purchase.

We sold the Huntington Beach property at the end of April and have negotiated for the sale of the Corona property, although we cannot assure you that the current buyer will close on the property.

Economic pressures in most real estate markets continue to affect our income performance as there is an abundance of subleasing efforts being initiated by the primary tenants. Specifically,

         1) In August 2001, our tenant in our Vacaville property exercised its early termination option in the lease. This property generated approximately 8% of our gross rental income before its lease terminated. To date, we have not secured a replacement tenant for this property; and

         2) In addition, the tenant in our Ontario property is a subsidiary of Adelphia Communications, Inc, which has filed for protection under the federal bankruptcy laws. The tenant has paid its rent through July 31, 2002. We do not yet know whether we will be adversely affected this bankruptcy filing. This property generates approximately 12% of our gross rental income.

ANNUAL MEETING

At the annual meeting, the board of directors will ask our stockholders:

         (1) to approve the amendment and restatement of our certificate of incorporation;

         (2)      to approve the amendment and restatement of our bylaws;

August 14, 2002
Page 2

         (3)      to elect seven directors; and

         (4) to approve the West Coast Realty Investors, Inc. 2002 Stock Incentive Plan.

The proxy materials are detailed and thorough, because we believe in full disclosure. We welcome the recent Congress and SEC legislation that places personal responsibility on executives for the conduct and financial reporting of their businesses.

WE ARE PROPOSING TO AMEND AND RESTATE OUR CERTIFICATE OF INCORPORATION AND BYLAWS IN CONNECTION WITH OUR APPLICATION TO LIST OUR STOCK FOR TRADING ON THE AMERICAN STOCK EXCHANGE. WE BELIEVE THAT AS A PART OF THIS PROCESS THE COMPANY SHOULD ADOPT UP-TO-DATE GOVERNING DOCUMENTS SIMILAR TO THOSE OF OTHER PUBLIC REITS WHOSE SHARES ARE LISTED FOR TRADING. WE ARE ALSO SEEKING STOCKHOLDER APPROVAL OF A STOCK OPTION PLAN. OUR PRIMARY REASON FOR ADOPTING THE PLAN IS TO PERMIT THE COMPANY TO GRANT OPTIONS PREVIOUSLY PROMISED TO ME - AS DISCLOSED IN OUR SEPTEMBER AND DECEMBER 2001 PROXY STATEMENTS - AND TO OTHER EMPLOYEES. THE BOARD OF DIRECTORS HAS APPROVED THESE PROPOSALS AND BELIEVES THAT THEY ARE FAIR TO AND IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS.

THE BOARD RECOMMENDS THAT ALL STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THESE PROPOSALS.

We have encouraged our stockholders to contact their financial advisers, so you may receive calls from the stockholders you advise.

Thank you for your continued support of our company, and please feel free to call me if you have any questions.

Sincerely,




Allen K. Meredith
Chairman and CEO